Exhibit 99.1

June 22, 2015

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Alan Greer	Tamera Gjesdal	Cynthia A. Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1470

BB&T completes The Bank of Kentucky acquisition

WINSTON-SALEM, N.C. — BB&T Corporation (NYSE: BBT) today announced it has completed its acquisition of The Bank of Kentucky Financial Corporation. Systems were converted during the weekend and branches in northern Kentucky and Cincinnati opened today (Monday) under the BB&T name.

“We are very excited to complete this strategic transaction,” said Chairman and Chief Executive Officer Kelly S. King. “With so many cultural similarities and a shared passion for client service, our associates are ready to begin serving our clients and prospects as BB&T in these vibrant markets.

“This acquisition makes us a leading bank in the market with the No. 1 position in northern Kentucky, and No. 7 in the Cincinnati MSA. It also boosts our overall marketplace ranking in Kentucky to No. 2.”

The acquisition, which was announced in September 2014, includes 32 retail branches in northern Kentucky and Cincinnati. The merger includes $1.6 billion in deposits, $1.3 billion in loans and total assets of $1.9 billion based on March 31, 2015, balances. BB&T received the required regulatory approvals for the acquisition earlier this year.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $189.2 billion in assets and market capitalization of $28.2 billion, as of March 31, 2015. Based in Winston-Salem, N.C., the company operates 1,875 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at BBT.com.

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